Exhibit (d)(1)(iv)

SHARE PURCHASE AGREEMENT

BETWEEN

MONTRUSCO BOLTON INVESTMENTS INC.

AND

ALAMOS GOLD INC.

MADE AS OF

January 10, 2013

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of January 10, 2013

BETWEEN

ALAMOS GOLD INC., a corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”),

- and -

MONTRUSCO BOLTON INVESTMENTS INC., a corporation incorporated under the laws of Canada (the “Vendor”)

WHEREAS Aurizon Mines Ltd. (the “Corporation”) is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia;

AND WHEREAS the Vendor is an investment manager, having investment authority over accounts (the “Accounts”) that hold 6,138,783 common shares (the “Common Shares”) in the capital of the Corporation (the “Subject Shares”), all of which shares are listed and posted for trading on the Toronto Stock Exchange and the NYSE MKT;

AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Subject Shares, upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.	Purchase and Sale

The Vendor, on behalf of the Accounts, hereby sells, transfers and assigns and the Purchaser hereby purchases, all of the Vendor’s and the Accounts’ right, title and interest in and to the Shares free and clear of all Encumbrances (defined below) upon and subject to the terms and conditions hereof.

2.	Determination of Purchase Price

The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor, on behalf of the Accounts, for the Subject Shares shall be equal to Cdn.$4.65 per Subject Share. The parties agree that the Purchase Price shall be satisfied by the delivery of 1,719,465 common shares in the capital of the Purchaser (the “Consideration Shares”), being 0.2801 Consideration Share per Subject Share.

3.	Payment of Purchase Price

At Closing (defined below),

(a)

the Purchaser shall deliver to the Vendor, certificate(s) representing all of the Consideration Shares, or, if the Consideration Shares are not in a certificated form, otherwise provide good title of the Consideration Shares to the Vendor in such other manner as agreed to by the parties; and

(b)

the Vendor, on behalf of the Accounts, shall deliver to the Purchaser or, as directed by the Purchaser in writing, to an Affiliate (as such term is defined in National Instrument 45-106, Prospectus and Registration Requirements) of the Purchaser, certificate(s) representing all of the issued and outstanding Subject Shares, duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank, or, if the Subject Shares are not in a certificated form, otherwise provide good title of the Subject Shares to the Purchaser in such other manner as agreed to by the parties.

4.	Adjustment of Share Purchase Price

(a)

If at any time in the twelve-month period following the date of this Agreement any person or group of persons acting jointly or in concert, including, for the avoidance of doubt, the Purchaser, acquires all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or acquires all of the Common Shares (any such transaction being a “Price Protection Transaction”) then, within five business days following completion of the Price Protection Transaction, the Purchaser shall pay, or cause an Affiliate to pay, to the Vendor, the Adjustment Payment (as defined below), if applicable, in immediately available funds.

(b)	The “Adjustment Payment” will be equal to:

(i)

if the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser completes a Price Protection Transaction, an additional amount on account of each Subject Share equal to the amount by which the consideration received by the holders of the Common Shares pursuant to the Price Protection Transaction (the “Transaction Consideration”) exceeds the greater of Cdn.$4.65 per Common Share and 0.2801 Consideration Share, and

(ii)

if any other person or entity completes a Price Protection Transaction, an additional amount on account of each Subject Share that is equal to 85% of the difference between the amount by which the Transaction Consideration exceeds the greater of Cdn.$4.65 per Common Share and 0.2801 Consideration Share.

(c)	If all or any portion of the Transaction Consideration is in the form of:

(i)	cash, the consideration shall be valued based on the face value of the cash,

(ii)

publicly traded securities, the consideration shall be valued based on the closing price of such securities on the date of the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over the twenty days preceding such date,

(iii)

securities that are not publicly traded until the date of the completion of the Price Protection Transaction, the consideration shall be valued based on the closing price of such securities on the five trading days following the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over such period, or

(iv)	any other consideration, the consideration shall be valued at its fair market value as the Vendor and the Purchaser shall mutually agree, acting reasonably.

(d)

If all or any portion of the Transaction Consideration has a value expressed in a currency other than Cdn. dollars, then the value of that consideration will be expressed in Cdn. dollars based upon a conversion rate of exchange equal to the noon spot rate quoted by the Bank of Canada on the date of the completion of the Price Protection Transaction for the purchase of Cdn. dollars using the currency in which the consideration (or portion thereof) was originally denominated.

(e)

In the event of any disagreement between the parties with respect to the calculation of the Transaction Consideration, the matter will be submitted to an internationally recognized firm of chartered accountants independent of both parties and their Affiliates to be agreed upon by the parties. The decision of such firm of chartered accountants as to the value of the Adjustment Payment will be final and binding.

5.	Closing

The sale and purchase of the Subject Shares will be completed immediately after the execution and delivery of this Agreement by the Vendor and the Purchaser at the offices of Torys LLP, Suite 3000, 79 Wellington St. W., Box 270, TD Centre, Toronto, Ontario M5K 1N2 (the “Closing”).

6.	Standstill

For a period of twelve months following the date of this Agreement, the Vendor shall not, without the prior written consent of the Purchaser, which consent may be given on such terms and conditions as the Purchaser may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any unissued or outstanding securities of the Corporation or propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving the Corporation and its Affiliates or to purchase, directly or indirectly, all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; (ii) directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any voting securities of the Corporation; (iii) otherwise act alone or jointly or in concert with others to seek to control or to influence the management, the board of directors or policies of the Corporation; (iv) solicit, facilitate or encourage any transaction to acquire assets of the Corporation and/or one or more of its subsidiaries representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Corporation and its subsidiaries, taken as a whole, or acquire 20% or more of the Common Shares (an “Acquisition Transaction”) other than a transaction by the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser; (v) enter into, continue or participate in any discussions or negotiations regarding an Acquisition Transaction, or furnish to any other person any information with respect to the business of the Corporation or its properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Transaction or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person (other than the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser) to do or seek to do any of the foregoing; or (vi) advise, assist, encourage or act jointly or in concert with any other person in connection with any of the foregoing, other than the Purchaser or any of its Affiliates or any person acting jointly or in concert with the Purchaser.

7.	Vendor’s Representations and Warranties

The Vendor represents and warrants to the Purchaser that:

(a)	The Vendor is a corporation existing under the laws of Canada;

(b)

The Vendor is the legal, and the Accounts are the beneficial, owner of the Subject Shares free and clear of all liens, charges, encumbrances, hypothecs, pledges, mortgages, security interests of any nature, adverse claims, options, rights of pre-emption, and any other rights of others (collectively, “Encumbrances”).

(c)

Other than the Subject Shares, neither the Vendor nor any of its Affiliates own or exercise investment authority over any securities of the Corporation or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of the Corporation or its subsidiaries.

(d)

The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Subject Shares on behalf of the Accounts to the Purchaser free and clear of all Encumbrances and, upon payment of the Purchase Price, the Purchaser will acquire good and valid title to the Subject Shares, free and clear of all Encumbrances.

(e)	The Vendor is authorized to sell and transfer to the Purchaser the full legal and beneficial ownership of the Subject Shares on the terms of this Agreement without the consent of any third party.

(f)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Vendor.

(g)

This Agreement constitutes a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(h)

There is no contract, option or any other right of another party binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Subject Shares other than pursuant to the provisions of this Agreement.

(i)

There is no outstanding voting trust, proxy or other similar agreement with respect to the voting of the Subject Shares, other than the proxy granted to the Purchaser as contemplated under the terms of this Agreement.

(j)	To the Vendor’s knowledge, neither entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i)	any of the provisions of the organizational documents or by-laws of the Vendor;

(ii)	any contract (written or oral) or other instrument to which the Vendor is a party or by which the Vendor is bound; or

(iii)

any law, statute, rule, regulation, or any existing applicable decree, judgment, or order by any court, administrative agency, or other governmental body (collectively, “Law”), in respect of which the Vendor must comply.

(k)	The Vendor has not disclosed to the Purchaser any confidential or material, non-public information concerning the Common Shares or the Corporation.

(m)	The Vendor is knowledgeable of, or has been independently advised as to, the applicable securities laws of the jurisdiction which would apply to this subscription, if any.

(n)

The Vendor is permitted to purchase and hold the Consideration Shares pursuant to exemptions from any prospectus, financial promotion or registration requirements under the applicable securities legislation of any applicable jurisdiction or, if such is not applicable, the Vendor is permitted to purchase and hold the Consideration Shares under the applicable securities laws of such jurisdiction without the need to rely on exemptions.

(o)

The Vendor understands that the Vendor may not be able to resell the Consideration Shares except in accordance with limited exemptions available under applicable securities legislation and regulatory policy, and that the Vendor is solely responsible for the Vendor’s compliance with applicable resale restrictions.

(p)

The Vendor has not received or been provided with any offering memorandum, or any other document (other than annual financial statements, interim financial statements or any other document (excluding offering memoranda, prospectuses or other offering documents) the content of which is prescribed by statute or regulation and which has been publicly filed on SEDAR) describing the business and affairs of the Purchaser, which has been prepared for delivery to and reviewed by prospective purchasers in order to assist them in making an investment decision in respect of the Consideration Shares.

(q)

The Vendor has relied solely upon publicly available information relating to the Purchaser and not upon any oral or written representation as to fact or otherwise made by or on behalf of the Purchaser.

(r)

No person has made any written or oral representations to the Vendor that any person will resell or repurchase any of the Consideration Shares, that any person will refund the purchase price of any of the Consideration Shares or as to the future price or value of the Consideration Shares.

(u)

The Vendor will not resell any of the Consideration Shares except in accordance with the provisions of applicable securities legislation, securities regulatory policy, and stock exchange rules; which, for example, during the four month period contemplated in Section 7(w) could include trades to “accredited investors” in compliance with section 2.3 of National Instrument 45-106 Prospectus and Registration Exemptions;

(v)

The Vendor is purchasing the Consideration Shares as principal for its own account and not for the benefit of any other person, it is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions, and is not a person that is created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (unless each of the shareholders of such person is an “accredited investor” under such instrument).

(w)

The Vendor acknowledges that the Consideration Shares that the certificates representing the Consideration Shares (or any certificates issued in exchange or in substitution thereof), will bear the following legends with the necessary information inserted:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE WHICH IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE WILL BE INSERTED].”

and

“WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A

CANADIAN RESIDENT UNTIL [THE DATE WHICH IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE WILL BE INSERTED].”

provided that subsequent to the date which is four months and one day after the Closing Date (or earlier pursuant to a transaction completed under the prospectus contemplated in Section 9), the certificates representing the Consideration Shares may be exchanged for certificates bearing no such legends.

(x)

The Vendor acknowledges and consents to the Purchaser collecting personal information relating to the Vendor for the purpose of completing this Agreement. The Vendor acknowledges and consents to the Purchaser retaining such personal information for as long as permitted or required by law or business practices. The Vendor further acknowledges and consents to the fact that the Purchaser may be required by Canadian securities laws, the rules and policies of the Toronto Stock Exchange or of any applicable stock exchange to provide regulatory authorities with any personal information provided by the Vendor in this Agreement. Specifically, such consent shall extend to the collection, use and disclosure of personal information by the Toronto Stock Exchange for the following purposes, or as otherwise described or identified by the Toronto Stock Exchange from time to time:

(i)	to conduct background checks;

(ii)	to verify the personal information that has been provided about each individual;

(iii)

to consider the suitability of the individual to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Purchaser or the applicant;

(iv)	to consider the eligibility of the Purchaser or the applicant to list on the Toronto Stock Exchange;

(v)	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Purchaser, or its associates or affiliates;

(vi)	to conduct enforcement proceedings; and

(vii)

to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Toronto Stock Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

(y)

The Vendor has been advised that the Toronto Stock Exchange also collects additional personal information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished. The personal information the Toronto Stock Exchange collects may also be disclosed to such agencies and organizations, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above and may also be disclosed on the website of the Toronto Stock Exchange or through printed materials published by or pursuant to the directions of the Toronto Stock Exchange. The Toronto Stock Exchange may from time to time use third parties to process information and/or provide other administrative services and in this regard, may share the information with such third party service providers. The Vendor represents and warrants that the Vendor has the authority to provide the consents and acknowledgements set out in this paragraph on behalf of each beneficial purchaser for whom the Vendor is contracting hereunder.

(z)	If the Vendor is resident, or, if not an individual, has its head office, in the Province of Ontario, the Vendor acknowledges that it has been notified:

(i)

of the delivery to the OSC of information with respect to the Vendor’s full name, residential address (or head office) and telephone number, the number and type of securities received, the total value of such securities, the prospectus exemption relied upon by the Purchaser and the date of distribution (collectively the “Vendor Information”);

(ii)	that the Vendor Information is being collected indirectly by the OSC under the authority granted to it by the securities laws of Ontario;

(iii)	that the Vendor Information is being collected for the purposes of the administration and enforcement of the Securities Laws of Ontario;

(iv)

that the Administrative Assistant to the Director of Corporate Finance of the OSC can be contacted at Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or at (416) 593-8086 regarding any questions about the OSC’s indirect collection of the Vendor Information; and

(v)	the Vendor authorizes the indirect collection of the Vendor Information by the OSC.

The representations and warranties of the Vendor set forth in this Section 7 will survive the Closing.

8.	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendor that:

(u)	The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia.

(v)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions contemplated by this Agreement.

(w)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser.

(x)

This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(y)	To the Purchaser’s knowledge, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a violation of:

(i)	any of the provisions of the organizational documents or by-laws of the Purchaser;

(ii)	any contract (written or oral) or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)	any applicable Law in respect of which the Purchaser must comply.

(z)

The Purchaser has had the opportunity to seek independent legal and/or tax advice in connection with the purchase of the Subject Shares and has conducted its own due diligence with respect to the merits of the purchase of the Subject Shares.

(aa)	The Purchaser has not provided the Vendor with any confidential or material, non-public information concerning the Subject Shares or the Corporation.

(bb)	As of the date hereof, no actions or filings are required to be made by the Purchaser in respect of this Agreement other than as required under the applicable securities Laws.

The representations and warranties of the Purchaser set forth in this Section 8 will survive the Closing.

9.	Obligation to file a Prospectus

(a)	In this section,

(i)	“Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces of Canada;

(ii)

“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made;

(iii)

“Qualification” means the qualification of securities under the Securities Laws so as to permit the distribution of such securities to the public in applicable provinces and territories of Canada subject to the limitations contained herein; and

(iv)

“Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

(b)

Subject to the provisions hereof, the Purchaser hereby agrees to forthwith, and in any event within fifteen (15) days of the Closing, prepare and file in the English language, in one or more Canadian jurisdictions (as determined by the Purchaser after consultation with all selling shareholders named therein) a preliminary prospectus under and in compliance with the Securities Laws of each Canadian jurisdiction in which the preliminary prospectus is filed and such other related documents as may be reasonably necessary to be filed in connection with the preliminary prospectus and shall, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with Securities Laws a final prospectus in the English language and use commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be reasonably necessary in order to permit the Qualification of the Consideration Shares for distribution by registrants who comply with the relevant provisions of the Securities Laws.

(c)	Furthermore, the Purchaser will:

(i)

use commercially reasonable efforts to prepare and file with the applicable Commissions in the Canadian jurisdictions in which the final prospectus is filed such amendments and supplements to such preliminary prospectus and final prospectus, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Qualification of the Consideration Shares, and take such steps as are reasonably necessary to maintain the effectiveness of such prospectus until the time at which the distribution of the Consideration Shares is completed (but such requirement will only extend for a maximum period of four months from the date of Closing (the “Distribution Period”));

(ii)

as expeditiously as possible following actual knowledge by the Purchaser thereof, notify the Vendor of the happening of any event during the Distribution Period as a result of which the preliminary prospectus or final prospectus, as then in effect, would include a misrepresentation (insofar as such misrepresentation relates to or was made by the Purchaser);

(iii)

in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or any order suspending or preventing the use of any prospectus or suspending the Qualification of any of the Consideration Shares by such prospectus in any applicable province of Canada, the Purchaser will, as expeditiously as possible after actual knowledge by the Purchaser thereof, notify the Vendor of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling; and

(iv)

be responsible for its own costs and the costs of its counsel in connection with the preparation of the preliminary and final prospectus and its other obligations set out in this section 9 and any filing fees associated with the filing of the preliminary or final prospectus or any other document related thereto (the “Purchaser Paid Expenses”).

(d)	In connection with the foregoing, the Vendor shall:

(i)

provide, in writing, such information with respect to the Vendor including the number of securities of the Purchaser held by the Vendor as may be required by the Purchaser to comply with the applicable Securities Laws in each jurisdiction in which the prospectus is to be filed;

(ii)	if required under applicable Securities Laws, execute any certificate forming part of a preliminary prospectus or final prospectus or similar document to be filed with the applicable Commissions;

(iii)

immediately notify the Purchaser of the happening of any event during the Distribution Period, as a result of which the preliminary prospectus or final prospectus as in effect, would include a misrepresentation insofar as such misrepresentation relates to the Vendor or relates to information provided by the Vendor to the Purchaser in writing for inclusion in the preliminary prospectus or final prospectus;

(iv)

comply with all applicable published policies, rules and regulations of the applicable Commissions and any stock exchange and over-the-counter market on which the common shares of the Purchaser are then listed or quoted and to otherwise comply with applicable Securities Laws;

(v)

not effect or permit to be effected sales of the Consideration Shares or deliver or permit to be delivered any prospectus in respect of such sale without the prior written consent of the Vendor, which consent will remain effective for the business day on which it is given only; and

(vi)

except for the Purchaser Paid Expenses, will be responsible for the payment of all of its own fees and expenses incurred in connection herewith, including without limitation, all underwriting commissions and fees payable in respect of the sale of the Consideration Shares.

(e)	Indemnification

(i)

By Purchaser. The Purchaser agrees to indemnify, to the extent permitted by law, the Vendor and each person who participates as an underwriter in the offering or sale of the Consideration Shares, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, or any filing made in connection therewith or any amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon any misrepresentation in the preliminary prospectus, the final prospectus, or any amendment thereto or based upon any failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Vendor or the underwriter or underwriters); and (iii) non-compliance by the Purchaser with any of the Securities Laws in connection with the qualification and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 9(e)(i) has been furnished to the Purchaser by the Vendor or the underwriter or underwriters expressly for use therein pursuant to subsection 9(d)(i); (B) caused by the Vendor or any underwriter’s failure to deliver to a purchaser of Consideration Shares, a copy of the prospectus or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; (C) the completion of any sale in contravention of the Vendor’s obligation to obtain the Purchaser’s prior written approval; or (D) any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

(ii)

By Vendor. The Vendor agrees to indemnify, to the extent permitted by law, the Purchaser and each Person who participates as an underwriter in the offering or sale of the Consideration Shares, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, any filing made in connection therewith or any amendment thereto which has been furnished to the Purchaser by the Vendor expressly for use therein pursuant to section 9(d)(i) which at the time and in light of the circumstances under which it was made contains a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon (A) any misrepresentation in the preliminary prospectus, the final prospectus, or any amendment thereto based upon any information or statement which has been furnished to the Purchaser by the Vendor expressly for use therein pursuant to subsection 3.2(a), or (B) any failure to comply with applicable Securities Laws by the Vendor; (iii) the Vendor’s failure to deliver to a purchaser of Consideration Shares, a copy of the prospectus or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; and (iv) the completion of any sale in contravention of the Vendor’s obligation to obtain the Purchaser’s prior written approval, except in the case of any of the foregoing insofar any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Vendor, which consent shall not be unreasonably withheld or delayed.

(iii)

Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(iv)

Survival; Contribution. The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason under this section 9(e), the Purchaser and the Vendor shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Purchaser and the Vendor in connection with the event giving rise to liability.

(v)

Vendor is Trustee. The Purchaser hereby acknowledges and agrees that, with respect to this Section 9(e), the Vendor is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 9(e)(i). In this regard, the Vendor will act as trustee for such indemnified persons of the covenants of the Purchaser under this Section 9(e) with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

(vi)

Purchaser is Trustee. The Vendor hereby acknowledges and agrees that, with respect to this Section 9(e), the Purchaser is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 9(e)(ii). In this regard, the Purchaser will act as trustee for such indemnified persons of the covenants of the Vendor under this Section 9(e) with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

10.	Confidentiality

Except to the extent required by Law, rules or securities policies, including the rules or policies of any relevant stock exchange, (i) no public announcement or news release concerning the matters provided for in this Agreement may be made by the Purchaser without the Vendor’s prior written consent and (ii) no copy of this Agreement may be provided by the Purchaser to any person (except to its Affiliates, and their respective directors, officers, employees, advisors or lenders (collectively, “Purchaser Representatives”)) without the Vendor’s prior consent. The Purchaser shall be entitled to disclose confidential information only to those Purchaser Representatives who, in all cases, need to know such confidential information, directed to hold such information in the strictest of confidence and agree and undertake to maintain the confidential nature of such confidential information and act in accordance with the terms of this provision. To the extent that the Purchaser must make the contents of this Agreement public under the terms of applicable Laws, the Purchaser agrees to omit or censor, in consultation with the Vendor, acting reasonably, any information that would be prejudicial to the interests of the Vendor or the Purchaser, to the extent permitted pursuant to applicable Laws.

The Purchaser hereby consents and agrees to be responsible for any breach of this Section 10 by Purchaser Representatives, whether or not they agree in writing to be bound by its terms.

11.	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

12.	Headings

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement.

13.	Currency

Unless stated otherwise in this Agreement, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in Canadian dollars, and “$” refers to Canadian dollars.

14.	Further Assurances

Each of the Vendor and the Purchaser will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing, reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. If required by applicable securities Laws, each of the Vendor and the Purchaser will execute, deliver and file or assist the other party in filing such reports, undertakings and other documents with respect to the sale of the Securities as may be reasonably required by any securities commission, stock exchange or other regulatory authority.

15.	Entire Agreement

This Agreement, including the Schedules attached hereto, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them.

16.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer in any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.	Amendment

No amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

18.	Assignability

No party hereto shall sell, pledge, assign or otherwise transfer its rights under this Agreement without the prior written consent of the other parties and any attempt to do so shall be void, except that the Purchaser may assign or transfer its rights under this Agreement to any Affiliate of the Purchaser without the Vendor’s consent.

19.	Waiver

No failure or delay by the Purchaser or the Vendor in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

20.	Governing Law

This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and the laws of Canada applicable therein and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

21.	Time of the Essence

Time is of the essence in this Agreement.

22.	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original and both of which taken together will be deemed to constitute one and the same instrument.

23.	Electronic Delivery

Delivery of an executed signature page to this Agreement by either party by facsimile or by PDF via electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

23.	Expenses

All costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

24.	Notices

All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 24):

If to the Purchaser:	Alamos Gold Inc. 130 Adelaide Street West Toronto, Ontario M5H 3P5 Facsimile: (416) 368-2934 E-mail: mhoworth@alamosgold.com Attention: Matthew Howorth, Vice-President, Legal

with a copy to:	Torys LLP 79 Wellington Street West, Suite 3000 Toronto, Ontario M4L 3Y7 Facsimile: (416) 865-7380 E-mail: kmorris@torys.com Attention: Kevin Morris

If to the Vendor:	Montrusco Bolton Investments Inc. 100 King Street West Suite 5600 Toronto, Ontario M5X 1C9 E-mail: GodinC@montruscobolton.com Attention: Christian Godin

25.	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

26.	Waiver

No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

27.	Equitable Remedies

Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

28.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

29.	No Third-Party Beneficiaries

This Agreement is for the sole benefit of the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

30.	Waiver of Jury Trial

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF the parties have executed this Agreement.

ALAMOS GOLD INC.

By:	/s/ Jamie Porter
	Name:	Jamie Porter
	Title:	Chief Financial Officer

By:	/s/ Matthew Howorth
	Name:	Matthew Howorth
	Title:	Vice President, Legal

MONTRUSCO BOLTON INVESTMENTS INC.

By:	/s/ Christian Godin
	Name:	Christian Godin
	Title:	Senior Vice President

By:	/s/ Jean-Claude Ayotte
	Name:	Jean-Claude Ayotte
	Title:	Vice President and Chief Financial Officer